Exhibit 10.15

Sagimet Biosciences Inc.
155 Bovet Road, Suite 303
San Mateo, CA 94402

April 4, 2023

Dennis Hom

Re: Transition Services Agreement

Dear Dennis:

Thank you for all of the services you have provided to Sagimet Biosciences Inc. (the Company”). Thank you also for agreeing to help transition your role as Chief Financial Officer (“CFO”) of the Company to the Company’s incoming CFO. We are providing you with this letter agreement (“Letter Agreement”) to confirm our understanding regarding this transition.

1.          Transition. You will continue to be employed, on a full-time basis, as the Company’s CFO until (i) the date the Company closes its Initial Public Offering (“IPO”); or (ii) such earlier date as determined by the Company (either one is the “CFO Transition Date”). However, the CFO Transition Date shall be no later than June 30, 2023. Following the CFO Transition Date, you will be employed as a part-time employee of the Company providing transition services through September 15, 2023.

2.           Compensation and Benefits. You will continue to be paid your current salary and receive your current benefits through the CFO Transition Date. Following the CFO Transition Date, you will be expected to work approximately 8 hours per week, and you will be paid $1,442.00 per week, less applicable deductions and withholdings. You will be paid on the Company’s regularly schedule pay dates in accordance with the Company’s payroll practices. You will also be eligible for benefits that are available to part-time employees pursuant to the terms of the Company’s benefit plans, as well as any benefits that are required by applicable law. The Company reserves the right to terminate your employment prior to September 15, 2023. If the Company’s IPO closes and the Company terminates your employment after said IPO, but before September 15, 2023, then within seven (7) calendar days following the effective date of the release, you will receive a lump sum payment equivalent to the amount of money the Company would have paid you had you remained employed through September 15, 2023 so long as you satisfy the Release Requirement.

3.           Retention Payments. So long as you remain actively employed through June 30, 2023, you will receive a retention payment in the amount of $131,171, less applicable withholdings on June 30, 2023. So long as you remain actively employed through September 15, 2023 or earlier if elected by the Company, and the IPO closes by December 31, 2023, you will receive a retention payment in the amount of $196,757, less applicable withholdings, on the first regularly scheduled payroll date after the closing of the Company’s IPO.

4.           Benefits Upon Termination of Employment. Nothing in this Letter Agreement modifies the benefits you may be entitled to under the terms of the Employment Agreement you entered into with the Company, effective as of January 11, 2019. In addition to those benefits, then so long as you (i) successfully and professionally transition your duties, as determined by the Company in its sole but reasonable discretion, and (ii) do not voluntarily resign from your employment prior to September 15, 2023, and (iii) satisfy the Release Requirement, then the Company will, subject to the approval of the Company’s Board of Directors: (a) accelerate your options to purchase the Company’s common stock to the extent unvested on your termination date, provided, that any such unvested options shall remain outstanding pending the satisfaction of the Release Requirement; and (b) extend the time period for you to exercise your vested options to 12 months following the termination of your employment.

5.           Release Requirement. The Release Requirement is defined as you signing a release of all claims in favor of the Company in a form substantially similar to the form attached hereto as Exhibit A and the release becoming effective within 60 days following the termination of your employment or such earlier time period as dictated by the Company. The Company retains the right, in its sole discretion, to modify the release attached as Exhibit A due to changed facts surrounding the termination of your employment or changes to applicable law.

6.           At-Will Employment. Nothing in this Agreement changes the at-will nature of your employment with the Company, meaning either you or the Company may terminate your employment at any time for any reason or no reason, with or without Cause, and with or without notice and regardless of whether the IPO has occurred.

Very truly yours,

SAGIMET BIOSCIENCES INC.

By:	/s/ David A. Happel
Name: David A. Happel
Title: CEO

ACKNOWLEDGMENT AND AGREEMENT

I understand and agree to the terms set forth in the above Letter Agreement.

Dated: April 4, 2023	/s/ Dennis Hom
Dennis Hom

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Dennis Hom (“Employee”) and Sagimet Biosciences Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee and the Company entered into a Proprietary Information Agreement, dated October 26, 2017 (the “Confidentiality Agreement”);

WHEREAS, Employee entered into an Amended and Restated Executive Employment Agreement with the Company (under its former name 3-V Biosciences, Inc.), effective January 11, 2019 (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company terminated, effective [September 15, 2023](the “Termination Date”);

WHEREAS, pursuant to option grants, Employee currently holds vested options to purchase [16,619,363] shares and unvested options to purchase [3,852,039] of the Company’s Common Stock (the “Employee Options”) subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan (the “Plan” and, collectively with the Employee Option and the Employment Agreement, the “Stock Agreements”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.           Consideration. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration described in this section. Subject to this Agreement becoming effective:

a.         Separation Payment. The Company agrees to pay Employee a total of One Hundred Eighty-Seven Thousand Three Hundred Eighty-Seven Dollars ($187,387.00), less applicable withholdings (the “Separation Payment”). Per Employee’s request, the Company shall pay the Separation Payment in a lump sum on the first regularly scheduled payroll date following the Effective Date in accordance with the Company’s regular payroll practices.

b.         COBRA. Subject to Employee’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employee contribution that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company until the earliest of (i) the 6-month anniversary of the Termination Date; (ii) the date the Employee becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Employee’s health continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Employee for the time period specified above.

c.         Acceleration of Stock Options. The Company agree to accelerate vesting of all of Employee’s unvested options to acquire shares of the Company’s common stock as of the Termination Date, or [3,852,039 shares as of September 15, 2023].1

d.         Extension of Post-Termination Exercise Period. The exercise of the Employee Options will continue to be governed by the terms and conditions of the Stock Agreements, except, subject to the approval of the Board of Directors, all unexercised Employee Options may be exercisable through the earlier of (x) the original expiration date of such Employee Options or (y) later of a) 12 months following the Termination Date, or b) September 15, 2024 (the “Exercise Extension”), and if not exercised prior thereto will terminate and no longer be exercisable. Employee acknowledges that (i) the Exercise Extension will cause the Employee Options to become nonqualified stock options, to the extent they are not already nonqualified stock options, and (ii) the Company has provided no advice and the Employee is not relying on any statements of the Company or its agents with regard to the decision (A) to accept the Exercise Extension or (B) whether to exercise the Employee Options, in each case, including with regard to the tax consequences thereof.

2.           Stock Options. Employee acknowledges that, other than the Employee Option, Employee has no other equity or debt interest in the Company of any kind, including, but not limited to, any interest in stock, stock options, or other form of profit participation. Employee agrees that the foregoing treatment is consistent with, and has honored any and all obligations of the Company to Employee, under the Stock Agreements.

3.           Benefits. Employee agrees that Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date. Employee’s health and dental insurance benefits, if any, shall cease on the last day of the month in which the Termination Date occurs, subject to Employee’s right to continue Employee’s coverage under COBRA.

1 This section will be deleted if Employee voluntarily resigns from his employment. Unvested shares will be adjusted accordingly if Termination Date is not September 15, 2023.

4.           Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee specifically represents that Employee is not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement.

5.           Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, parents, co-employers, professional employer organizations, subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.         any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.         any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.         any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; fraudulent inducement; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.         any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the National Labor Relations Act; the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;

e.         any and all claims for violation of the federal or any state constitution;

f.         any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.         any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.        any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

6.           California Civil Code Section 1542.2 Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

7.           No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

2 If the Company has 20+ employees as of the Termination Date and if Dennis is age 40+, an ADEA waiver will need to be added to this agreement.

8.           Confidentiality. To the extent permitted by applicable law and except as otherwise expressly provided herein:(i) Employee shall maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”); (ii) Employee may only disclose Separation Information to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns; (iii) except as expressly permitted under this paragraph, Employee shall prevent disclosure of any Separation Information to all other third parties; and (iv) Employee shall not publicize, directly or indirectly, any Separation Information.

9.           Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including (without limitation) the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information; provided that Employee hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Employee specifically represents that Employee will refrain from using any such confidential information in the future. Employee affirms that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. Employee represents that Employee has not misused or disclosed any confidential or proprietary information or trade secrets of the Company to any unauthorized party.

10.           No Cooperation. Subject to the Permitted Disclosures and other Protected Actions paragraph, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

11.           Nondisparagement. Except as otherwise expressly provided herein, Employee agrees to refrain from any disparagement of any of the Releasees. Employee will direct any inquiries by potential future employers to the Company’s human resources function.

12.           Protected Disclosure. Notwithstanding any other provision of this Agreement, nothing in this Agreement prevents Employee from: (i) filing and/or pursuing a charge, complaint, or report with any federal, state or local governmental agency or commission (a “Government Agency”); (ii) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including Employee’s ability to provide documents or other information, without notice to the Company; (iii) providing truthful testimony in litigation, arbitration, or to a governmental agency if compelled by subpoena or similar mechanism; and/or (iv) discussing or disclosing information about sexual harassment, sexual assault, or unlawful acts in the workplace, including harassment, discrimination or other conduct Employee has reasonable cause to believe is unlawful. If Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Employee’s behalf, or if any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action). In connection with the protected disclosures and other protected action mentioned in this paragraph, employees are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. In making any such disclosures or communications, employees must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. The protected disclosures and other protected actions mentioned in this paragraph does not include the disclosure of any Company attorney-client privileged communications or attorney work product; any such disclosure, without the Company’s written consent, violates Company policy and is a material breach of this Agreement. Nothing in this Agreement is intended to limit Employee’s ability to communicate directly with the Securities and Exchange Commission in accordance with Section 21F of the Securities Exchange Act of 1934, which provides for Securities Whistleblower Incentives and Protections. Nothing in this Agreement prevents Employee from exercising any rights Employee may have under Section 7 of the National Labor Relations Act, including, without limitation, discussing any labor issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection.

13.           Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

14.           No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

15.           Arbitration. Except as prohibited by law, the Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, Employee’s employment with the Company or the terms thereof, or any of the matters herein released, will be subject to arbitration under the Federal Arbitration Act (the “FAA”) and that the FAA will govern and apply to this arbitration provision with full force and effect; however, without limiting any provisions of the FAA, a motion or petition or action to compel arbitration may also be brought in state court under the procedural provisions of such state’s laws relating to motions or petitions or actions to compel arbitration. Employee agrees that, to the fullest extent permitted by the FAA, Employee will not initiate or maintain any dispute on a class action, collective action, or representative on behalf of other employees action basis either in court or in arbitration, and Employee further agrees to waive the right to initiate or maintain such an action. Employee further agrees not to have any of Employee’s disputes adjudicated on Employee’s behalf in any class action, collective action, or representative on behalf of other employees action. If Employee is allowed by applicable law, notwithstanding this Agreement, to bring a Private Attorneys General Act claim and Employee seeks to do so, Employee must arbitrate that claim on an individual basis as a representative of the State of California.

Any arbitration will occur in the county in which the Employee last worked for the Company before JAMS, pursuant to its Employment Arbitration Rules & Procedures (“JAMS Rules”), except as expressly provided in this section. The Parties agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and to strike, applying the standards set forth under the Federal Rules of Civil Procedure. The Parties agree that the arbitrator will issue a written decision on the merits. The Parties also agree that the arbitrator will have the power to award any remedies available under applicable law, and that the arbitrator may award attorneys’ fees and costs to the prevailing party, where permitted by applicable law. The arbitrator may grant injunctions and other relief in such disputes. The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties to the arbitration will each pay an equal share of the costs and expenses of such arbitration, and each party will separately pay for its respective counsel fees and expenses; provided, however, that the arbitrator may award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. Notwithstanding the foregoing, this section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to this Agreement and the Agreements incorporated herein by reference. Should any part of the arbitration agreement contained in this section conflict with any other arbitration agreement between the Parties, the Parties agree that this Arbitration Agreement in this section will govern.

16.           Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.          Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. The Parties agree and acknowledge that the payments made pursuant to the consideration section of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

18.           Section 409A. It is intended that this Agreement comply with, or be exempt from, 26 U.S.C. Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments under the consideration section of this Agreement will be made no later than March 15 of the year following the calendar year in which this Agreement was signed. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

19.           Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.           No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.           Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.           Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.           Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement.

24.           No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company.

25.           Governing Law. With the exception of the arbitration section of this Agreement which is governed by the FAA, this Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

26.           Effective Date. Employee understands that this Agreement will be null and void if not executed by Employee within five (5) business days, and this Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).3

27.           Counterparts. This Agreement may be executed in counterparts and by electronic signature, and each counterpart and electronic signature will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

28.           Acknowledgements; Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that: (a) Employee has read this Agreement; (b) Employee has the right to consult an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has voluntarily elected not to retain legal counsel; (c) Employee has been provided with a reasonable time period to consult with an attorney and consider this Agreement, and if Employee signs and returns a copy of this Agreement in less than the time allotted, Employee acknowledges that Employee has knowingly, voluntarily and without any inducement by the Company, chosen to waive such time period allotted for considering this Agreement; (d) Employee understands the terms and consequences of this Agreement and of the releases it contains; and; (e) Employee is fully aware of the legal and binding effect of this Agreement.

3 To be updated if the Company has 20+ employees as of the Termination Date.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DENNIS HOM, an individual

Dated: , 2023
Dennis Hom

SAGIMET BIOSCIENCES INC.

Dated: , 2023	By
Name: David A. Happel
Its: CEO